EXHIBIT 21.1

Arc Logistics Partners LP

List of Subsidiaries

Name	Jurisdiction of Organization

Arc Terminals GP LLC	Delaware

Arc Terminals LP	Delaware

Arc Terminals Holdings LLC	Delaware

Arc Terminals New York Holdings, LLC	Delaware

Arc Terminals Mobile Holdings, LLC	Delaware

Blakely Logistics, LLC	Alabama